EXHIBIT A


               Cover Letter to the Offer and Letter of Transmittal

                                [Fund Letterhead]

  IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS
                      TIME, PLEASE DISREGARD THIS NOTICE.
            THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

April 2, 2004

Dear Advantage Advisers Whistler  Fund, L.L.C. Member:

                  We are writing to inform you of important dates relating to a tender offer by Advantage Advisers Whistler Fund, L.L.C. (the "Fund"). If you are not interested in redeeming your limited liability company interest in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice and take no action.

                  The tender offer period will begin on Friday, April 2, 2004 and end at 12:00 midnight, Eastern Time, on Thursday, April 29, 2004. The purpose of the tender offer is to provide liquidity to members of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

                  Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than 12:00 midnight, Eastern Time, on Thursday, April 29, 2004. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

                  All tenders of Interests must be received by the Fund's Administrator, PFPC Inc., either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by 12:00 midnight, Eastern Time, Thursday, April 29, 2004.

                  If you have any questions, please refer to the attached Offer document, which contains additional important information about the tender offer, or call your Account Executive or Everett Alcenat at our Administrator at
(888) 697-9661 or (866) 306-0232.


Sincerely,

Advantage Advisers Whistler  Fund, L.L.C.


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